EXHIBIT 99.1

HBT Financial, Inc. to Acquire NXT Bancorporation, Inc.

Illinois-based HBT Financial to Expand into Iowa

Bloomington, IL and Cedar Rapids, IA, June 7, 2021 – HBT Financial, Inc. (NASDAQ:HBT) (“HBT” or “HBT Financial”), the holding company for Heartland Bank and Trust Company (“Heartland Bank”), and NXT Bancorporation, Inc. (“NXT”), the holding company for NXT Bank, today jointly announced the signing of a definitive agreement pursuant to which HBT will acquire NXT and NXT Bank. The acquisition will expand HBT’s footprint into Iowa.

NXT Bank is a community bank serving markets in Eastern Iowa with a relationship-based approach. Offering commercial, agricultural, real estate and consumer loans along with a full range of depository products, NXT Bank had $241 million in assets, $198 million in loans, and $184 million in deposits as of March 31, 2021.

The transaction has been unanimously approved by each company’s board of directors and is expected to close in the fourth quarter of 2021. It is subject to NXT shareholder approval, regulatory approvals, and other customary closing conditions. Upon closing, Nathan Koch, currently NXT Bank’s President and CEO, will join Heartland Bank as the Iowa Market President.

Fred Drake, Chairman and CEO of HBT Financial, said, “Nate Koch has done an excellent job as president of NXT Bank. We look forward to working with him and the NXT team to make this merger a success. NXT is located in very nice communities in Eastern Iowa, and we are excited about serving the area. I think Nate and Roger Baker deserve a lot of credit for growing NXT and building a true community bank. The community bank model fits perfectly with Heartland Bank. It should be a great combination and build on each of our strengths.”

Nathan Koch commented, “NXT Bank has an outstanding team of bankers, and we’re excited to join with Heartland Bank to bring a broader line of financial services to our commercial and retail customers and to have the additional resources and expertise to expand our business.”

Roger Baker, Chairman and president of NXT, added “We believe that joining Heartland Bank provides the best opportunity for the continued success of our shareholders, clients, and employees. Heartland has a long history of demonstrated success and we couldn’t be more pleased to join forces.”

It is anticipated NXT Bank will be merged with and into Heartland Bank at a date following the completion of the acquisition of NXT. At the time of the bank merger, NXT Bank branches will become branches of Heartland Bank. Based on the financial results as of March 31, 2021, the combined company would have had pro forma total assets of $4.1 billion, total loans of $2.5 billion, and total deposits of $3.5 billion.

Transaction Information

Under the terms of the merger agreement, NXT’s shareholders will have the right to receive 67.6783 shares of HBT’s common stock and $400.00 in cash for each share of common stock of NXT, representing approximately 75% stock and 25% cash consideration. Based upon the closing price of HBT common stock of $17.86 on June 4, 2021, the implied per share purchase price is $1,608.73 with an aggregate transaction value of approximately $42.8 million. Upon closing of the transaction, shareholders of NXT are expected to hold approximately 6.2% of HBT’s outstanding common stock.

The estimated transaction value represents a 1.34 multiple of NXT’s tangible book value as of March 31, 2021 and an 18.0 multiple of NXT’s earnings for the twelve months ended March 31, 2021.

Advisors

Kirkland & Ellis LLP served as legal counsel and Piper Sandler & Co. served as financial advisor to HBT. Vedder Price P.C. served as legal counsel and D.A. Davidson served as financial advisor to NXT.

About HBT Financial, Inc.

HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company. The bank provides a comprehensive suite of business, commercial, wealth management, and retail banking products and services to individuals, businesses, and municipal entities throughout Central and Northeastern Illinois through 62 branches. As of March 31, 2021, HBT had total assets of $3.9 billion, total loans of $2.3 billion, and total deposits of $3.4 billion. HBT is a longstanding Central Illinois company, with banking roots that can be traced back to 1920.

About NXT Bank

NXT Bank is a privately held, locally owned and operated commercial bank headquartered in Central City, Iowa and currently serves Eastern Iowa. NXT Bank is anticipated to have 4 branches at the time of transaction closing, with locations in Central City, Marion, Waterloo, and Coralville. Established in 1946 as City State Bank, the Bank changed its name to NXT Bank in connection with the Bank's acquisition of five Eastern Iowa branches in 2013 from another Iowa financial institution.

Special Note Concerning Forward-Looking Statements

Certain statements in this news release concerning the proposed transaction, including any statements regarding the expected timetable for completion, the results, effects and benefits of the proposed transaction, future opportunities and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are "forward-looking" statements based on assumptions currently believed to be valid. The words "anticipate," "believe," "expect," "if," "estimate," "will," "potential," and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding the completion of the proposed transaction and the anticipated growth opportunities from the proposed transaction. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that shareholders of NXT may not approve the merger agreement; the risk that a condition to closing of the proposed transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the proposed transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of NXT into those of HBT; the effects of the merger in HBT’s future financial condition, results of operations, strategy and plans; and regulatory approvals of the transaction.

Additional factors that could cause results to differ materially from those described above can be found in HBT’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequently filed Quarterly Reports on Form 10-Q, and in other documents HBT files with the Securities and Exchange Commission ("SEC"), each of which is on file with the SEC and available from HBT’s website at https://ir.hbtfinancial.com.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither HBT nor NXT assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Important Information and Where to Find It

In connection with the proposed transaction, HBT and NXT intend to file materials with the SEC, including a Registration Statement on Form S-4 of HBT (the "Registration Statement") that will include a joint proxy statement/prospectus of HBT and NXT. After the Registration Statement is declared effective by the SEC, HBT and NXT intend to mail a definitive proxy statement/prospectus to the shareholders of NXT. This news release is not a substitute for the joint proxy statement/prospectus or the Registration Statement or for any other document that HBT or NXT may file with the SEC and send to NXT’s shareholders in connection with the proposed transaction. NXT’S SHAREHOLDERS ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT AND THE REGISTRATION STATEMENT/PROSPECTUS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY HBT OR NXT WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HBT, NXT, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors will be able to obtain free copies of the Registration Statement and joint proxy statement/prospectus, as each may be amended from time to time, and other relevant documents filed by HBT and NXT with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by HBT will be available free of charge from HBT’s website at https://ir.hbtfinancial.com or by contacting HBT’s Investor Relations Department at HBTIR@hbtbank.com.

Participants in the Proxy Solicitation

HBT, NXT and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from NXT’s shareholders in connection with the proposed transaction. Information regarding the executive officers and directors of HBT is included in its definitive proxy statement for its 2021 annual meeting filed with the SEC on April 7, 2021. Information regarding the executive officers and directors of NXT and additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Registration Statement and joint proxy statement/prospectus and other materials when they are filed with the SEC in connection with the proposed transaction. Free copies of these documents may be obtained as described in the paragraphs above.

No Offer or Solicitation

Communications in this news release do not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACTS:

With respect to HBT Financial

Matthew Keating

HBTIR@hbtbank.com

(310) 622-8230

With respect to NXT Bancorporation, Inc.

Nathan Koch

nkoch@nxtbank.net

(319) 688-6208